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                                                                    EXHIBIT 23.3

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors and Stockholders of Rare Medium Group, Inc.:

The audit referred to in our report dated Feburary 14, 2000, included the related financial statement schedule as of and for the year ended December 31, 1999, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /S/ KPMG LLP

New York, New York
February 14, 2000